CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 1 to the Registration Statement on Form S-1 of U.S. Geothermal Inc. of our report, dated June 16, 2005, relating to the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the year ending March 31, 2005, and for the period inception, February 26, 2002, to March 31, 2005, which report appears in the Annual Report on Form 10-KSB of U.S. Geothermal Inc. for the year ended March 31, 2005.

Vancouver, Canada	“Morgan & Company”

September 25, 2007	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1